EXHIBIT 11.1

CODE OF ETHICS EDAP TMS 03-04 A

EDAP TMS
CODE OF ETHICS

As _______________________________________________________________________________ of EDAP TMS S.A and its Subsidiaries (the « Company »), I certify that I will adhere to the following principles and responsibilities, as well as the Company’s other legal and compliance policies and procedures:

•	Act with honesty and integrity, avoiding actual or apparent conflicts of interest involving personal and professional relationships;

•	Provide other officials and constituents of the Company with information that is full, fair, accurate, complete, objective, timely and understandable;

•	Comply, to the best of my knowledge, with rules and regulations of governmental entities as well as other private or public regulatory agencies to which the Company is subject;

•	Act at all time in good faith, responsibly, with due care, competence and diligence, and without any misrepresentation of material facts;

•	Act objectively, without allowing my independent judgment to be subordinated;

•	Respect the confidentiality of Company information, except when authorized or otherwise required to make any disclosure, and avoid the use of any Company information for personal advantage;

•	Share my knowledge and skills with others to improve the Company’s communication to its constituents;

•	Promote ethical behavior among employees under my supervision at the Company; and

•	Achieve responsible use of and control over all assets and resources of the Company entrusted to me.

Date:	_______________________________________ Name: Title: